Exhibit 99.1

Willis Group Reports Fourth Quarter and Full Year 2007 Results

Reported Earnings per Diluted Share of $2.78 in 2007;
Adjusted Earnings per Diluted Share (excl. 2006 tax credit) Increased 23 Percent in 2007

Reported Operating Margin of 24.0 Percent;
Adjusted Operating Margin Increased 130 Basis Points in 2007

6 Percent Reported Revenue Growth and 3 Percent Organic Growth in Commissions and Fees in 2007

Quarterly Cash Dividend Increased 4 Percent to $1.04 Annually

NEW YORK--(BUSINESS WIRE)--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today reported results for the quarter and year ended December 31, 2007.

Separately, the Board of Directors today approved a 4.0 percent increase in the regular quarterly cash dividend on the Company’s common stock to $0.26 per share, an annual rate of $1.04 per share. The dividend is payable on April 14, 2008 to shareholders of record on March 31, 2008.

“This year demonstrated that our Shaping our Future strategy is working, with top line growth, adjusted operating margin expansion and improvement in adjusted earnings,” said Joe Plumeri, Chairman and Chief Executive Officer. “Our extensive network encompasses some of the world’s fastest growing regions, and the diversity of our business mix and targeted growth strategies position us well for continued success. The increased dividend approved today, and $1 billion buyback authorization approved in November 2007, reflect the continued confidence we have in the outlook for the Company.”

Fourth Quarter 2007 Financial Results

Reported net income for the quarter ended December 31, 2007 was $95 million, or $0.66 per diluted share, compared with $148 million, or $0.94 per diluted share, a year ago. Adjusted net income was $93 million, or $0.64 per diluted share, compared with adjusted net income of $157 million, or $1.00 per diluted share, for the same period last year.

Fourth quarter 2006 adjusted net income benefited from a $71 million tax credit (equivalent to $0.45 per diluted share) primarily relating to the resolution of certain prior year tax matters. Excluding this credit, adjusted earnings per diluted share for the fourth quarter 2007 were $0.64 compared to $0.55 in the prior year, an increase of 16 percent. Foreign currency translation had a negative impact of $0.05 on earnings per diluted share for the quarter ended December 31, 2007 compared with the same period in 2006.

Total reported revenues for the quarter ended December 31, 2007 rose 3 percent to $639 million compared to $621 million in the fourth quarter 2006. The effect of foreign currency translation increased reported revenues by 3 percent.

Organic growth in commissions and fees, which excludes the impact of foreign currency translation, acquisitions and disposals and market remuneration, was zero percent in the fourth quarter 2007. This reflected net new business won of 2 percent and a negative 2 percent impact from declining premium rates tempered by other market factors such as higher commission rates, higher insured values and changes in limits and exposures.

The International business unit contributed 9 percent organic growth in commissions and fees in the fourth quarter 2007 as this unit continued its track record of strong growth across many regions. There was particular strength this past quarter in Europe, especially Spain, Italy and Denmark. The emerging markets growth initiative had good traction as we leveraged capabilities in energy, construction, marine and aerospace in high growth regions such as Latin America, Russia, India and China.

North America reported negative 7 percent organic growth in commissions and fees in the fourth quarter 2007. Over the past year, the focus in North America has been to improve profitability and build an integrated operating platform. Both of these efforts have been successful with operating margin improvement and an increase in revenue per employee in this segment for the full year 2007.

The Global segment comprises Global Specialties and Reinsurance. Global Specialties had positive organic growth in commissions and fees; this growth was more than offset by negative organic growth in commissions and fees in Reinsurance. Reinsurance was significantly affected by declining insurance premium rates and higher retentions by primary carriers throughout most of 2007. The Global segment reported negative 7 percent organic growth in commissions and fees in the fourth quarter 2007.

Reported operating margin was 23.6 percent for the quarter ended December 31, 2007 compared with 21.3 percent for the same period last year. Excluding certain items, adjusted operating margin was 23.3 percent for the quarter ended December 31, 2007 compared with 23.5 percent a year ago. Excluding the impact of foreign exchange, adjusted operating margin would have increased over 2 percentage points for the quarter ended December 31, 2007. The margin continued to benefit from the execution of our Shaping our Future initiatives, cost savings from the 2006 Shaping our Future charge, good expense control and lower pension expense.

Full Year 2007 Financial Results

Reported net income for the year ended December 31, 2007 was $409 million, or $2.78 per diluted share, compared with $449 million, or $2.84 per diluted share a year ago. The results for the year ended December 31, 2006 were considerably affected by a gain on the sale of the Company’s London headquarters and significant expenditure on 2006 Shaping our Future initiatives.

Excluding those items and net gains or losses on disposal of operations, adjusted net income for the year ended December 31, 2007 was $407 million compared with adjusted net income of $426 million a year ago, a decrease of 4 percent. Adjusted earnings per diluted share increased 3 percent to $2.77 for the year ended December 31, 2007, up from $2.70 a year ago.

Full year 2006 adjusted net income benefited from a $71 million tax credit (equivalent to $0.45 per diluted share) primarily related to the resolution of certain prior year tax matters; excluding this credit, adjusted earnings per diluted share for the full year 2007 increased 23 percent. Foreign currency translation had a negative impact of $0.06 on earnings per diluted share for the year ended December 31, 2007 compared with the same period in 2006.

Total reported revenues for the year ended December 31, 2007 were $2.6 billion, an increase of 6 percent compared to the prior year. The effect of foreign currency translation increased reported revenues by 2 percent and net acquisitions of operations increased reported revenues by 1 percent.

Organic growth in commissions and fees was 3 percent for the year ended December 31, 2007. This reflected net new business won of 4 percent and a negative 1 percent impact from declining premium rates tempered by other market factors such as higher commission rates, higher insured values and changes in limits and exposures.

Reported (and adjusted) operating margin was 24.0 percent for the year ended December 31, 2007 compared with 22.7 percent for the same period last year, an improvement of 130 basis points. Excluding the impact of foreign exchange, adjusted operating margin would have increased approximately 2 percentage points for the year ended December 31, 2007.

The effective underlying tax rate for the year ended December 31, 2007 was 29.5 percent, excluding the tax effects of the following: disposal of the London headquarters; share-based compensation; and, the benefit of the release of tax provisions relating to the resolution of prior period tax positions.

Capital

For the year ended December 31, 2007, a total of 11.5 million shares were repurchased for $481 million under accelerated share repurchase programs (ASRs) as part of the previous $1 billion authorization program. This program was replaced in November 2007 by a new $1 billion authorization under which no share repurchases have been made to date.

During the year ended December 31, 2007, the Company completed 4 acquisitions with annual revenues of approximately $10 million. In addition, on January 2, 2008, the Company purchased a further 4 percent of Gras Savoye & Cie for approximately $30 million, increasing its ownership to 42 percent.

As at December 31, 2007, cash and cash equivalents totaled $200 million, total debt was $1.3 billion and total stockholders’ equity was approximately $1.3 billion.

Outlook

The Shaping our Future strategy is a series of initiatives designed to deliver profitable growth, and as previously reported, the Company has decided to invest in key initiatives in 2008. The Company is conducting a thorough review of all businesses to identify additional opportunities for cost savings to help fund a portion of the anticipated investments. Although this review has not been completed, we currently anticipate that it will lead us to incur a pretax charge in the range of approximately $60 million to $90 million beginning in the first quarter 2008. We currently anticipate that this review will lead to annualized cost savings in the range of $20 million to $40 million in 2008, rising in 2009. These savings are in addition to the anticipated annualized net benefit from the 2006 Shaping our Future charges currently estimated to be approximately $30 million in 2008 and $45 million by 2009.

Excluding this anticipated charge, the Company continues to expect an adjusted operating margin of approximately 24 percent in 2008, as underlying business growth and cost savings are reinvested. The Company continues to expect adjusted operating margins to expand in 2009 and 2010 to reach its previously stated goal of 28 percent or more. The Company continues to expect to deliver adjusted earnings per diluted share in the range of $2.85-$2.95 in 2008, $3.30-$3.40 in 2009, and $4.00-$4.10 in 2010. These figures include an estimated $0.10 accretion in 2008 increasing to $0.30 by 2010 via share buy backs.

“We are executing Shaping our Future with tangible results,” said Mr. Plumeri. “We enter 2008 with confidence in our strategy to drive revenue growth, maintain expense discipline and proactively manage capital.”

Conference Call and Web Cast

A conference call to discuss fourth quarter 2007 results will be held on Thursday, February 7, 2008, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (888) 566-5771 (domestic) or +1 (210) 839-8503 (international) with a pass code of "Willis.” The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through March 7, 2008 at 11:00 PM Eastern Time, by calling (866) 487-7599 (domestic) or + 1 (203) 369-1656 (international) with no pass code, or by accessing the website.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 300 offices in some 100 countries, with a global team of approximately 16,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook and guidance regarding future operating margin and adjusted earnings per diluted share, future capital expenditures, expected growth in commissions and fees, business strategies, competitive strengths, goals, the anticipated benefits of new initiatives, growth of our business and operations, plans, and references to future successes are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

  our ability to implement and realize anticipated benefits of the Shaping Our Future initiative and other new initiatives, the extent and timing of, and prices paid in connection with, any share repurchases under existing or future programs, our ability to retain existing clients and attract new business, and our ability to retain key employees, changes in commercial property and casualty markets, or changes in premiums and availability of insurance products due to a catastrophic event such as a hurricane, volatility or declines in other insurance markets and the premiums on which our commissions are based, impact of competition,
  fluctuations in exchange and interest rates that could affect expenses and revenue, rating agency actions that could inhibit ability to borrow funds or the pricing thereof, legislative and regulatory changes affecting both our ability to operate and client demand, potential costs and difficulties in complying with a wide variety of foreign laws and regulations, given the global scope of our operations, changes in the tax or accounting treatment of our operations, our exposure to potential liabilities arising from errors and omissions claims against us, the results of regulatory investigations, legal proceedings and other contingencies, and the timing of any exercise of put and call arrangements with associated companies.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. See also Part I, Item 1A ‘‘Risk Factors’’ included in the Form 10-K for the year ended December 31, 2006 filed on February 28, 2007 for additional factors.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

This press release includes supplemental financial information which may contain references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our generally accepted accounting principles (GAAP) information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s consolidated statements of operations for the year ended December 31, 2007.

WILLIS GROUP HOLDINGS LIMITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Revenues
Commissions and fees	$615	$598	$2,482	$2,341
Investment income	24	23	96	87
Total Revenues	639	621	2,578	2,428

Expenses
Salaries and benefits (including share-based compensation of $7, $3, $33, $18)	359	375	1,448	1,457
Other operating expenses	119	103	460	454
Depreciation expense and amortization of intangible assets	17	17	66	63
Gain on disposal of London headquarters	(5)	(3)	(14)	(102)
Net (gain) / loss on disposal of operations	(2)	(3)	(2)	4
Total Expenses	488	489	1,958	1,876
Operating Income	151	132	620	552
Interest expense	18	11	66	38
Income before Income Taxes, Interest in Earnings of Associates and Minority Interest	133	121	554	514
Income taxes (benefit)	28	(38)	144	63
Income before Interest in Earnings of Associates and Minority Interest	105	159	410	451
Interest in earnings of associates, net of tax	(4)	(4)	16	16
Minority interest, net of tax	(6)	(7)	(17)	(18)
Net Income	$95	$148	$409	$449

Earnings per Share
- Basic	$0.66	$0.95	$2.82	$2.86
- Diluted	$0.66	$0.94	$2.78	$2.84

Average Number of Shares Outstanding
- Basic	143	155	145	157
- Diluted	145	157	147	158
WILLIS GROUP HOLDINGS LIMITED
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions) (unaudited)

1.	Definitions of Non-GAAP Financial Measures

We believe that investors' understanding of the Company's performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic revenue growth

Organic revenue growth excludes the impact of foreign currency translation, acquisitions and disposals and market remuneration from reported revenues. We use organic revenue growth as a measure of business growth generated by operations that were part of the Company at the end of the period.

Adjusted operating income and adjusted net income

Our 2006 results were impacted by the gain on disposal of our London headquarters, severance costs and other expenditure on strategic initiatives, together with net gains/losses on disposal of operations. We believe that excluding these items and the 2007 net gain on disposal of operations from operating income and net income as applicable, along with the GAAP measures, provides a more complete and consistent comparative analysis of our results of operations.

2.	Revenue analysis

Organic revenue growth is defined as revenue growth excluding the impact of foreign currency translation, acquisitions and disposals and market remuneration. The percentage change in reported revenues is the most directly comparable GAAP measure, and the following table reconciles this change to organic revenue growth by business unit for the three months ended December 31, 2007:
	Three months ended December 31,			Change attributable to
	2007	2006¹	% Change	Foreign currency translation	Acquisitions and disposals	Market remuneration	Organic revenue growth
Global	$142	$151	(6)%	1%	0%	0%	(7)%
North America	198	208	(5)%	0%	1%	1%	(7)%
International	275	239	15%	6%	0%	0%	9%
Commissions and fees	615	598	3%	3%	0%	0%	0%

Investment income	24	23	4%	6%	1%	0%	(3)%

Total revenues	$639	$621	3%	3%	0%	0%	0%

1) Effective January 1, 2007, we changed our management structure. Our UK and Irish retail operations, Willis UK and Ireland, which were previously within our Global division, have been combined with our previously existing international units to create a single International segment (Q4 2006 revenue reclassification of $78 million). The new International segment incorporates all our retail operations outside North America. Our Energy business previously reported in our North America division is now reported within our Global division (Q4 2006 revenue reclassification of $6 million). Our prior period revenue analysis has been adjusted to reflect our new internal reporting structure.

WILLIS GROUP HOLDINGS LIMITED

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions) (unaudited)

2. Revenue analysis (continued)

The following table reconciles the percentage change in reported revenues to organic revenue growth by business unit for the year ended December 31, 2007:

	Year ended December 31,			Change attributable to
	2007	2006¹	% Change	Foreign currency translation	Acquisitions and disposals	Market remuneration	Organic revenue growth
Global	$750	$737	2%	1%	1%	0%	0%
North America	768	756	2%	0%	1%	0%	1%
International	964	848	14%	6%	0%	0%	8%
Commissions and fees	2,482	2,341	6%	2%	1%	0%	3%

Investment income	96	87	10%	7%	1%	0%	2%

Total revenues	$2,578	$2,428	6%	2%	1%	0%	3%

1) Effective January 1, 2007, we changed our management structure. Our UK and Irish retail operations, Willis UK and Ireland, which were previously within our Global division, have been combined with our previously existing international units to create a single International segment (Full year 2006 revenue reclassification of $292 million). The new International segment incorporates all our retail operations outside North America. Our Energy business previously reported in our North America division is now reported within our Global division (Full year 2006 revenue reclassification of $19 million). Our prior period revenue analysis has been adjusted to reflect our new internal reporting structure.

3. Shaping our Future expenses

The Company incurred expenses totaling $101 million ($71 million or $0.45 per diluted share after tax) in second half 2006 in connection with the launch of Shaping Our Future initiatives for profitable growth, as analyzed in the following tables:

	Pre-tax
	Three months ended
	September 30, 2006	December 31, 2006	Second half 2006
Salaries and benefits, including severance costs of $25, $10, $35	$43	$13	$56
Other operating expenses	32	4	36
Amortization of intangible assets	2	-	2
Net loss on disposal of operations	7	-	7
	$84	$17	$101

WILLIS GROUP HOLDINGS LIMITED

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions) (unaudited)

3. Shaping our Future expenses (continued)

Schedule of Shaping our Future expenses by Initiative

Second half 2006
Pre-tax
Initiative
International efficiency review	$28
Data center consolidation and Willis Client Service Platform	10
Real estate rationalization	9
Reinsurance initiative	10
Remodeling London platform	13
Small commercial account initiative (United Kingdom)	8
US costs review	2
Other, including business closure costs	21
$101

The current estimated annualized benefit of these initiatives is approximately $65 million pre tax by 2009. These initiatives have created efficiencies that led to the identification and elimination of nearly 500 positions. Net of the incremental costs of the new buildings in London and New York, the annualized net benefit is currently anticipated to be approximately $30 million in 2008 and $45 million by 2009. The Company expects these benefits to contribute significantly to its 2010 financial targets.

WILLIS GROUP HOLDINGS LIMITED

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions) (unaudited)

4. Adjusted operating income

Adjusted operating income is defined as operating income excluding net gains/losses on disposal of operations and, in 2006, the gain on disposal of our London headquarters, severance costs and other expenditure on strategic initiatives. Operating income is the most directly comparable GAAP measure, and the following tables reconcile adjusted operating income to operating income for the three months and year ended December 31, 2007 and 2006:

	Three months ended December 31,
	2007	2006	% Change
Operating Income, GAAP basis	$151	$132	14%

Excluding:
Gain on disposal of London headquarters (a)	-	-
Severance costs (b)	-	10
Other strategic initiative expenditure (c)	-	7
Net gain on disposal of operations	(2)	(3)

Adjusted Operating Income	$149	$146	2%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	23.6%	21.3%
Adjusted Operating Margin or Adjusted
Operating Income as a percentage of Total Revenues	23.3%	23.5%
	Year ended December 31,
	2007	2006	% Change
Operating Income, GAAP basis	$620	$552	12%

Excluding:
Gain on disposal of London headquarters (a)	-	(99)
Severance costs (b)	-	35
Other strategic initiative expenditure (c)	-	59
Net (gain) / loss on disposal of operations	(2)	4

Adjusted Operating Income	$618	$551	12%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	24.0%	22.7%
Adjusted Operating Margin or Adjusted
Operating Income as a percentage of Total Revenues	24.0%	22.7%

a) The gain on disposal of London headquarters is shown net of leaseback costs.

b) 2006 severance costs relate to nearly 500 positions identified or eliminated in second half 2006 as part of our Shaping our Future strategic initiatives. Severance costs also arise in the normal course of business and these charges amounted to $nil in the fourth quarter 2007 ($1 million in 2006) and $2 million for the year ended December 31, 2007 ($6 million in 2006).

c) In addition to severance costs and a net loss on disposal of operations, we incurred significant additional expenditure in 2006 to launch our strategic initiatives, including professional fees, lease termination costs and vacant space provisions.

WILLIS GROUP HOLDINGS LIMITED
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

5.	Adjusted net income

Adjusted net income is defined as net income excluding net gains/losses on disposal of operations and, in 2006, the gain on disposal of our London headquarters, severance costs and other expenditure on strategic initiatives. Net income is the most directly comparable GAAP measure, and the following tables reconcile adjusted net income to net income for the three months and year ended December 31, 2007 and 2006:
	Three months ended December 31,			Per diluted share Three months ended December 31,
	2007	2006	% Change	2007	2006	% Change
Net income, GAAP basis	$95	$148	(36)%	$0.66	$0.94	(30)%

Excluding:
Gain on disposal of London headquarters, net of tax ($1) (a)	-	(1)		-	(0.01)
Severance costs, net of tax ($3) (b)	-	7		-	0.05
Other strategic initiative expenditure, net of tax ($2) (c)	-	5		-	0.03
Net gain on disposal of operations, net of tax ($nil, $(1))	(2)	(2)		(0.02)	(0.01)

Adjusted net income	$93	$157	(41)%	$0.64	$1.00	(36)%
Diluted shares outstanding, GAAP basis	145	157
	Year ended December 31,			Per diluted share Year ended December 31,
	2007	2006	% Change	2007	2006	% Change
Net income, GAAP basis	$409	$449	(9)%	$2.78	$2.84	(2)%

Excluding:
Gain on disposal of London headquarters, net of tax ($(7)) (a)	-	(92)		-	(0.58)
Severance costs, net of tax ($10) (b)	-	25		-	0.16
Other strategic initiative expenditure, net of tax ($18) (c)	-	41		-	0.26
Net (gain) / loss on disposal of operations, net of tax ($nil, $1)	(2)	3		(0.01)	0.02

Adjusted net income	$407	$426	(4)%	$2.77	$2.70	3%
Diluted shares outstanding, GAAP basis	147	158

a) The gain on disposal of London headquarters is shown net of leaseback costs (after tax).

b) 2006 severance costs relate to nearly 500 positions identified or eliminated in second half 2006 as part of our Shaping our Future strategic initiatives. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $nil in the fourth quarter 2007 ($1 million in 2006) and $2 million for the year ended December 31, 2007 ($6 million in 2006).

b) In addition to severance costs and a net loss on disposal of operations, we incurred significant additional expenditure in 2006 to launch our strategic initiatives, including professional fees, lease termination costs and vacant space provisions.

WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions, except per share data) (unaudited)

	2006					2007
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Revenues ¹
Global	$241	$185	$160	$151	$737	$261	$186	$161	$142	$750
North America	178	190	180	208	756	188	197	185	198	768
International	233	197	179	239	848	266	220	203	275	964
Commissions and fees	652	572	519	598	2,341	715	603	549	615	2,482
Investment income	19	21	24	23	87	24	23	25	24	96
Total Revenues	671	593	543	621	2,428	739	626	574	639	2,578
Expenses
Salaries and benefits	348	351	383	375	1,457	377	360	352	359	1,448
Other operating expenses	105	108	138	103	454	111	114	116	119	460
Depreciation expense and amortization of intangible assets	14	15	17	17	63	16	17	16	17	66
Gain on disposal of London headquarters	-	-	(99)	(3)	(102)	(3)	(3)	(3)	(5)	(14)
Net loss / (gain) on disposal of operations	-	-	7	(3)	4	-	-	-	(2)	(2)
Total Expenses	467	474	446	489	1,876	501	488	481	488	1,958
Operating Income	204	119	97	132	552	238	138	93	151	620
Operating Income margin	30.4%	20.1%	17.9%	21.3%	22.7%	32.2%	22.0%	16.2%	23.6%	24.0%
Interest expense	9	9	9	11	38	12	19	17	18	66

Income before Income Taxes, Interest in Earnings of Associates and Minority Interest	195	110	88	121	514	226	119	76	133	554
Income taxes (benefit)	62	36	3	(38)	63	68	36	12	28	144

Income before Interest in Earnings of Associates and Minority Interest	133	74	85	159	451	158	83	64	105	410
Interest in earnings of associates, net of tax	14	-	6	(4)	16	19	(4)	5	(4)	16
Minority interest, net of tax	(7)	(2)	(2)	(7)	(18)	(8)	(1)	(2)	(6)	(17)
Net Income	$140	$72	$89	$148	$449	$169	$78	$67	$95	$409

Earnings per Share
- Diluted	$0.88	$0.45	$0.56	$0.94	$2.84	$1.10	$0.54	$0.46	$0.66	$2.78
Average Number of Shares Outstanding
- Diluted	159	159	159	157	158	154	145	145	145	147

1) As described in Note 2, our prior period revenue analysis has been adjusted to reflect our 2007 internal reporting structure.

CONTACT:
Willis Group Holdings Limited
Investors:
Kerry K. Calaiaro, 212-915-8084
kerry.calaiaro@willis.com
or
Media:
Valerie Di Maria, 212-915-8272
valerie.dimaria@willis.com